Corindus Vascular Robotics, Inc. 8-K

Exhibit 99.1

Corindus Vascular Robotics Reports Second Quarter 2016 Results

WALTHAM, MA – August 4, 2016 – Corindus Vascular Robotics, Inc. [NYSE MKT: CVRS], a leading developer of precision vascular robotics, today reported financial results for the three months ended June 30, 2016.

Recent Highlights and Accomplishments

•	Realized revenue of $508,000 in the second quarter of 2016, comprised primarily of cassette, accessory and service revenue
•	J. Aaron Grantham, MD, a leading interventional cardiologist, and an innovator in the treatment of chronic total occlusions (CTOs), has joined Corindus as Chief Medical Officer
o	Dr. Grantham will spearhead Corindus’ initiatives to educate the interventional cardiology community on the benefits of robotic therapy while continuing to treat patients at Saint Luke’s Mid-America Heart Institute
o	Dr. Grantham will lead efforts to develop clinical data for the CorPath® System and advance the product’s roadmap and its applicability for additional clinical indications
•	CorPath robotics program launched at Fairview Southdale Hospital

o	The first program launched with our new strategic direction focusing on driving system utilization and ongoing collaboration

“We achieved several strategic accomplishments in the second quarter, positioning Corindus for long term success as a key partner to hospitals and as a leader in cardiovascular robotics,” said Mark Toland, President and Chief Executive Officer of Corindus. “We have made meaningful progress in evaluating our operational goals and objectives, refining our strategic priorities, which lays the foundation for our success. Along with our new strategic direction, we have made changes at every level of the organization with a focus on accountability and operational excellence.”

Mr. Toland continued, “As we shift to a culture of empowerment across all functions, our goal is to effectively scale our business and advance our market position through targeted investment and strong execution. Looking ahead, our vision is to drive widespread adoption of cardiovascular robotics programs to streamline workflow for hospitals and improve the lives of patients and physicians globally.”

Second Quarter 2016 Financial Results

Revenues for the second quarter of 2016 were $0.5 million compared to $0.9 million for the same period in the prior year. The decrease is due primarily to a decrease in CorPath System revenue compared to the prior year period. The revenue realized in the second quarter of 2016 was comprised primarily of CorPath cassette, accessory and service revenue.

Gross loss was $606,000 in the second quarter of 2016, compared to a gross loss of $32,000 in the second quarter of 2015. Cost of revenues for the second quarter of 2016 continued to include the effect of under-utilization of production facilities which is expected to continue throughout 2016.

Research and development expenses were $2.3 million for the second quarter of 2016 compared to $2.8 million in the second quarter of 2015. The decrease is primarily due to reduced investments in prototype and consultant services related to timing of the development of product enhancements. Selling, general and administrative expenses were $4.4 million in the second quarter of 2016, compared to $4.0 million in the second quarter of 2015. The increase is primarily due to costs associated with the recent CEO transition.

Net loss was $7.6 million for the second quarter of 2016, compared to a net loss of $7.3 million in the second quarter of 2015.

Cash, cash equivalents, and marketable securities as of June 30, 2016 were $26.4 million.

2016 Outlook

Corindus expects revenue for 2016 to be in the range of $4.0 to $5.0 million for the year.

Conference Call

Management will host an investment community conference call today beginning at 4:30 p.m. ET. Investors interested in listening to the conference call may do so by dialing (877) 201-0168 for domestic callers, or (647) 788-4901 for international callers (Conference ID: 42850323), or from the webcast on the “Investor Relations” section of the Company’s website at: www.corindus.com. Following the call, a replay will be available on the Investor Relations section of the Company’s website.

About Corindus Vascular Robotics, Inc.

Corindus Vascular Robotics, Inc. is a global technology leader in robotic-assisted vascular interventions. The company’s CorPath® System is the first FDA-cleared medical device to bring robotic precision to complex, radial, coronary and peripheral procedures. During the procedure, the interventional cardiologist sits at a radiation-shielded workstation to advance stents and guidewires with millimeter-by-millimeter precision. The workstation allows the physician greater control and the freedom from wearing heavy lead protective equipment that causes musculoskeletal injuries. With the CorPath System, Corindus Vascular Robotics brings robotic precision to complex, radial, coronary and peripheral procedures to help optimize clinical outcomes and minimize the costs associated with complications of improper stent placement with manual procedures. Corindus stands behind its product with its unique $1,000 hospital credit “One Stent Program.” For additional information, visit www.corindus.com, and follow @CorindusInc.

Forward Looking Statements

Statements made in this release that are not statements of historical or current facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of Corindus to be materially different from historical results or from any future results or projections expressed or implied by such forward-looking statements. Accordingly, readers should not place undue reliance on any forward looking statements. In addition to statements that explicitly describe such risks and uncertainties, readers are urged to consider statements in the conditional or future tenses or that include terms such as “believes,” “belief,” “expects,” “estimates,” “intends,” “anticipates” or “plans” to be uncertain and forward-looking. Forward-looking statements may include comments as to Corindus’ beliefs and expectations as to future events and trends affecting its business and are necessarily subject to uncertainties, many of which are outside Corindus’ control.

Examples of such statements include statements regarding:

•	Dr. Grantham serving as a practicing CMO while spearheading Corindus initiatives to educate the interventional cardiology community on the benefits of robotic therapy,
•	Dr. Grantham leading efforts to develop clinical data for the CorPath System while advancing the product’s roadmap and its applicability for additional clinical indications, and
•	the ability of robotic therapy incorporating FFR and automated contract delivery will provide workflow solutions to improve clinical outcomes and enhance patient care.

Important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are described in the sections titled “Risk Factors” in the company’s filings with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, as well as reports on Form 8-K, including, but not limited to the following: the rate of adoption of our CorPath System and the rate of use of our cassettes; risks associated with market acceptance, including pricing and reimbursement; our ability to enforce our intellectual property rights; our need for additional funds to support our operations; our ability to manage expenses and cash flow; factors relating to engineering, regulatory, manufacturing, sales and customer service challenges; potential safety and regulatory issues that could slow or suspend our sales; and the effect of credit, financial and economic conditions on capital spending by our potential customers. Forward looking statements speak only as of the date they are made. Corindus undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise that occur after that date. More information is available on Corindus’ website at http://www.corindus.com.

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Media Contacts:
Corindus Vascular Robotics, Inc.
Brett Prince	Yuliya Kutuzava
(508) 653-3335 ext. 231	203-504-8230 ext. 131
brett.prince@corindus.com	corindus@knbpr.com

Investor Contact:

Lynn Pieper Lewis

415-937-5402

ir@corindus.com

CORINDUS VASCULAR ROBOTICS, INC.

UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS DATA

(In thousands, except share and per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2015	2016	2015	2016

Revenue	$909	$508	$1,685	$1,616
Cost of revenue	941	1,114	1,742	2,192
Gross loss	(32)	(606)	(57)	(576)

Operating expenses:
Research and development	2,825	2,335	5,588	4,645
Selling, general and administrative	4,015	4,437	7,998	9,402
Total operating expenses	6,839	6,772	13,586	14,047

Operating loss	(6,871)	(7,378)	(13,643)	(14,623)

Other expense:
Interest and other expense, net	(432)	(216)	(829)	(598)
Total other expense	(432)	(216)	(829)	(598)

Net loss	$(7,303)	$(7,594)	$(14,472)	$(15,221)

Net loss per share--basic and diluted	$(0.07)	$(0.06)	$(0.13)	$(0.13)

Weighted-average common shares used in computing net loss per share--basic and diluted	109,775,465	119,049,519	107,840,063	119,047,881

CORINDUS VASCULAR ROBOTICS, INC.

UNAUDITED CONSOLIDATED BALANCE SHEETS DATA

(In thousands, except share and per share amounts)

	December 31,	June 30,
	2015	2016
Assets
Current Assets:
Cash and cash equivalents	$22,142	$21,375
Marketable securities	20,524	4,988
Accounts receivable	878	131
Inventories, net	1,329	1,567
Prepaid expenses and other current assets	591	406
Total current assets	45,464	28,467

Property and equipment, net	1,382	1,083
Deposits and other assets	157	153
Notes receivable due from stockholders	136	71
Total assets	$47,139	$29,774

Liabilities and stockholders' equity
Current Liabilities:
Accounts payable	$1,538	$1,295
Accrued expenses	1,199	1,612
Deferred revenue	701	458
Current portion of long-term debt	4,033	4,400
Total current liabilities	7,471	7,765

Long-term liabilities:
Deferred revenue, net of current portion	106	72
Other liabilities	42	24
Long-term debt, net of current portion	3,673	1,424
Total long-term liabilities	3,821	1,520
Total liabilities	11,292	9,285

Stockholders' equity:
Common stock, $0.0001 par value; 250,000,000 shares authorized; 118,832,441 shares at December 31, 2015 and 118,939,016 shares at June 30, 2016 issued and outstanding	12	12
Additional paid-in capital	149,489	149,329
Accumulated other comprehensive gain (loss)	(14)	9
Accumulated deficit	(113,640)	(128,861)
Total stockholders' equity	35,847	20,489
Total liabilities and stockholders' equity	$47,139	$29,774